ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made as of _____________, 2018 by and between A&Q Masters Fund (the "Fund") and BNY MELLON INVESTMENT SERVICING (US) INC., a corporation organized under the laws of the State of Massachusetts ("BNY Mellon").

W I T N E S S E T H:

WHEREAS, the Fund is registered as a closed-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Fund desires to retain BNY Mellon to provide the various services described herein and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.          Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

"1933 Act" means the Securities Act of 1933, as amended.

"1934 Act" means the Securities Exchange Act of 1934, as amended.

"1940 Act" means the Investment Company Act of 1940, as amended.

"Authorized Person" shall mean each person, whether or not an officer or employee of the Fund, duly authorized by the Board to give Instructions on behalf of the Fund as set forth in Exhibit A hereto. The persons set forth in Exhibit A may be changed only in a writing substantially in the form of Exhibit A actually received and acknowledged by BNY Mellon.

"BNY Mellon Affiliate" shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

"Board" shall mean the Fund's board of trustees.

"Confidential Information" shall have the meaning given in Section 6(l) of this Agreement.

"Instructions" shall mean written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, whether from a Shareholder or the Fund.

"Investment Advisor" shall mean UBS Hedge Fund Solutions LLC, the Fund's investment adviser.

"Net Assets" shall mean total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expense, calculated in accordance with generally accepted accounting principles as more fully described in the Fund's Registration Statement.

"Organizational Documents" shall mean the Fund's Certificate of Trust (as amended from time to time), By-Laws (as amended from time to time) and Agreement and Declaration of Trust (as amended from time to time).

"Registration Statement" shall mean the Fund's registration statement, consisting of the Fund's prospectus, statement of additional information and certain other information, as filed with the SEC on Form N-2 under 1933 Act and 1940 Act.

"SEC" shall mean the U.S. Securities and Exchange Commission.

"Securities Laws" means the 1933 Act, the 1934 Act and the 1940 Act.

"Shares" shall mean the record and beneficial ownership interests of the Fund offered to Shareholders.

"Shareholders" shall mean the holders of the Fund's Shares.

2.         Appointment.

The Fund hereby appoints BNY Mellon for the term of this Agreement to perform the services described herein. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.         Representations and Warranties.

The Fund hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

(a)          It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)          This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

(c)          The Fund's Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification in all material respects;

(d)          It is conducting its business in compliance with all applicable laws and regulations, has made and will continue to make all necessary filings including tax filings, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement;

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(e)          The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Investment Advisor of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to such Investment Advisor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of the Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

(f)          Each person named on Exhibit A hereto is duly authorized by the Fund to be an Authorized Person hereunder;

(g)          The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Registration Statement of the Fund. To the extent the Fund becomes aware that the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then-effective Registration Statement would violate any applicable laws or regulations, the Fund shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY Mellon, instruct BNY Mellon in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Registration Statement; and

(h)          UBS Financial Services Inc., the sole distributor of the Fund's
Shares: (i) has established and presently maintains an anti-money laundering program (the ""Program"") reasonably designed to prevent the Fund from being used as a conduit for money laundering or other illicit purposes or the financing of terrorist activities, (ii) is in compliance with the Program and all anti-money laundering laws, regulations and rules now or hereafter in effect that are applicable to it; and (iii) has verified the identity of each of the Fund's investors and documented the origin of the assets funding each investor's account with the Fund, and no investor to its knowledge has invested in the Fund for money laundering or other illicit purposes; and

(i)          The Fund shall promptly notify BNY Mellon in writing if any of the foregoing representations and warranties is no longer true in any material respect.

4.          Delivery of Documents.

(a)         The Fund will, as promptly as practicable, deliver to BNY Mellon true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i)          The Fund's Organizational Documents;

(ii)        Resolutions of the Fund's Board authorizing the execution, delivery and performance of this Agreement by the Fund;

(iii)         The Fund's Registration Statement most recently filed with the SEC; and

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(iv)         The Fund's Notification of Registration under the 1940 Act on Form N-8A filed with the SEC.

(b)         Each of the Organizational Documents shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Organizational Documents are required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNY Mellon. Each Registration Statement, and all amendments thereto, and copies of Board resolutions shall be certified by the Secretary or an Assistant Secretary of the Fund.

5.          Certain Duties of the Fund.

(a)         The Fund shall be solely responsible for accurately and timely supplying BNY Mellon with complete financial and other information relating to the Fund in order for BNY Mellon to provide the services set forth on Schedule I.

(b)         The Fund acknowledges that BNY Mellon is not a public accounting or auditing firm, and does not provide public accounting or auditing services or advice and will not be making any tax filings or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.

(c)         The Fund acknowledges that it may be considered a U.S. withholding agent and/or may be required to file information or other tax returns under the U.S. Internal Revenue Code and related regulations ("IRC and Regulations"). The Fund agrees that it or its designated agents are, and will continue to be, in compliance with all withholding and reporting required by the IRC and Regulations. Therefore, unless otherwise specified in a written agreement, BNY Mellon and BNY Mellon Affiliates will not be responsible for withholding or depositing taxes, nor will it/they be responsible for any related tax filings or information reporting, including but not limited to Forms 1099, 945, 1042S, 1042, 1065, 1065 K-1, 8804, 8805, 1120 or 1120F.

(d)         The Fund, and not BNY Mellon, shall pay all brokerage commissions, margins, option premiums, interest charges, floor commissions and fees, and other transaction costs and expenses charged and incurred by broker-dealers and/or futures commission merchants and their agents.

(e)         The Fund shall use its reasonable efforts to request that its Authorized Persons, Investment Advisor, distributor, legal counsel, independent accountant, previous administrator (if any) and transfer agent (if other than BNY Mellon) to cooperate with BNY Mellon and to provide BNY Mellon, upon request, with such information, documents and advice relating to the Fund as is within the possession or knowledge of such persons, in order to enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder, BNY Mellon shall be entitled to rely on such information, advice or documents provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNY Mellon as provided herein.

(f)          The Fund acknowledges that certain information provided by BNY Mellon on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Fund. Certain information provided by BNY Mellon is supplied to BNY

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Mellon pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor ("Licensor") with respect to such information. Therefore, the Fund further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY Mellon on its websites (other than Fund information) in any way without the express written permission of BNY Mellon and the Licensor. (Licensor permission to be obtained by BNY Mellon prior to BNY Mellon providing its permission.)

(g)         The Fund shall promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations filed or commenced against the Fund, the Investment Advisor or the Board.

6.          Duties and Obligations of BNY Mellon.

(a)         Subject to the direction and control of the Fund and the terms and conditions of this Agreement, including Schedule I, BNY Mellon shall provide to the Fund the services set forth in Schedule I (the "Activities").

(b)         Except to the extent otherwise indicated on Schedule I, BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of Shares of the Fund, maintenance of the Fund's financial records or other services normally performed by the Fund's respective counsel or independent auditors, and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person, and the Fund acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the Fund and BNY Mellon expressly agree in writing to any such increase in the scope of services.

(c)         Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Fund and BNY Mellon.

(d)         BNY Mellon shall, as agent for the Fund, maintain and keep current the books, accounts and other documents, if any, listed in Schedule I, and such other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder. Such books and records shall be prepared and maintained as required by the 1940 Act. Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the Fund during BNY Mellon's normal business hours. To the extent permitted by and consistent with applicable requirements of any laws, rules and regulations applicable to the Fund, or BNY Mellon, any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method. Except as otherwise authorized by the Fund or its agents, all such records shall be preserved by BNY Mellon for a period of at least six (6) years, unless delivered to a duly appointed successor or to the Fund.

(e)         All records maintained and preserved by BNY Mellon in hard copy pursuant to this Agreement shall be and remain the property of the Fund and shall be surrendered to the Fund promptly upon request in the form in which such records have been maintained and

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preserved. Upon reasonable request of the Fund, BNY Mellon shall provide in hard copy or electronic format any records included in any such delivery which are maintained by BNY Mellon in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and the Fund shall reimburse BNY Mellon for its expenses incurred in providing such records.

(f)          The Fund shall furnish BNY Mellon with any and all Instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNY Mellon in the performance of its duties hereunder, including the amounts or written formula for calculating the amounts and times of accrual of the Fund's liabilities and expenses, with the exception of any expenses or amounts charged by BNY Mellon. BNY Mellon shall not be required to include as the Fund's liabilities and expenses, nor as a reduction of Net Assets, any accrual for any income taxes unless the Fund shall have specified to BNY Mellon the precise amount of the same to be included in liabilities and expenses or used to reduce Net Assets. BNY Mellon shall endeavor to determine the value of securities owned by the Fund in the manner described in the Registration Statement. At any time and from time to time, the Fund may, if consistent with and to the extent permitted by the Registration Statement, furnish BNY Mellon with bid, offer, or market values of securities and instruct BNY Mellon to use such information in its calculations hereunder. BNY Mellon shall at no time be required or obligated to commence or maintain either any utilization of, or subscriptions to, any securities pricing or similar service or any arrangements with any brokers, dealers or market makers or specialists described in the Registration Statement. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Fund.

(g)         In the event BNY Mellon's computations hereunder rely, in whole or in part, upon information, including (i) bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which BNY Mellon in its judgment deems reliable, or (ii) prices or values supplied by the Fund or by brokers, dealers, market makers, or specialists described in the Registration Statement, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. BNY Mellon shall not be required to inquire into any valuation of securities or other assets by the Fund or any third party described above, even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers. BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

(h)         The method of valuation of securities and the method of computing the Net Assets shall be as set forth in the then currently effective Registration Statement of the Fund. To the extent the description of the valuation methodology of securities or computation of Net Assets as specified in the Fund's then currently effective Registration Statement is at any time inconsistent with any applicable laws or regulations, the Fund shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon at all appropriate times with the values of such securities and Net Assets, or subject to the prior approval of BNY Mellon, instruct BNY Mellon in writing as to the appropriate valuation methodology to be employed by BNY Mellon to compute Net Assets in a manner that the Fund then represent in writing to be consistent

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with all applicable laws and regulations. The Fund may also from time to time, subject to the prior approval of BNY Mellon, instruct BNY Mellon in writing to compute the value of the securities or Net Assets in a manner other than as specified in this Agreement. By giving such instruction, the Fund shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Registration Statement.

(i)          BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications and documentation furnished to it on behalf of the Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications or documentation, including the amounts or formula for calculating the amounts and times of accrual liabilities and expenses; and the amounts receivable and the amounts payable on the sale or purchase of securities.

(j)          BNY Mellon may request Instructions from the Fund with respect to any matter arising in connection with BNY Mellon's performance hereunder, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith without gross negligence, willful misconduct or reckless disregard in accordance with such Instructions. If the Fund fails to provide such Instruction within a reasonable time, BNY Mellon may set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any request for Instructions on or after the date specified therein unless, prior to such date for taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such request for Instructions specifying the action to be taken or omitted.

(k)         BNY Mellon may, upon prior written notice to the Fund, consult with counsel to the Fund or its own counsel in the course of its provision of services hereunder, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(l)          For the avoidance of doubt, BNY Mellon shall have no duties or responsibilities whatsoever relating to any anti-money laundering services, including but not limited to Subscriber identification and verification/KYC (including OFAC or similar screening, monitoring and/or reporting), and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement relating thereto.

(m)        BNY Mellon shall have no duties or responsibilities whatsoever, except such duties and responsibilities as are specifically set forth in this Agreement, including Schedule I, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(n)         BNY Mellon agrees to treat as confidential information all accounting and Shareholder information and other business records of the Fund, including any information relating to any Fund investment, disclosed to BNY Mellon in connection with its provision of services pursuant to the terms of this Agreement (all such information, the "Confidential Information") and BNY Mellon shall not disclose the Confidential Information to any other person, except to (i) its employees, BNY Mellon Affiliates, delegees, agents and other service providers to the Fund in connection with BNY Mellon's provision of services hereunder (including, without limitation, information provided by BNY Mellon in connection with an

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independent third party compliance or other review), (ii) its and the Fund's respective regulators, examiners, internal and external accountants, auditors, and counsel, or (iii) any other person when required by a court order or legal process, or whenever advised by its counsel that it would be liable for a failure to make such disclosure. BNY Mellon shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, and instruct any BNY Mellon Affiliate, delegee or agent to instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, who may be afforded access to Confidential Information of such obligations of confidentiality, and shall not use the Confidential Information for any purpose other than the provision of services hereunder. Confidential Information shall not include any information that (i) is or becomes public knowledge through no act or omission of the receiving person, (ii) is publicly disclosed by the Fund or any Shareholder, or (iii) is otherwise obtained from third parties not known by BNY Mellon to be bound by a duty of confidentiality.

(o)         The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the "BNY Mellon Group"). The BNY Mellon Group may centralize functions, including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the "Centralized Functions") in one or more affiliates, subsidiaries and third-party service providers. Notwithstanding anything contained elsewhere in this Agreement, solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of, and authorizes BNY Mellon to disclose, information regarding the Fund and their accounts ("Fund-Related Data") to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business addresses of Fund employees on the systems or in the records of the BNY Mellon Group or its service providers. In addition, the BNY Mellon Group may aggregate Fund-Related Data with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Fund-Related Data with the Fund. In addition, BNY Mellon may disclose Fund-Related Data as required by law or at the request of any governmental or regulatory authority.

(p)         BNY Mellon will take reasonable precautions to ensure the security of Shareholder records and information, protect against any anticipated threats or hazards to the security or integrity of such records or information, and protect against unauthorized access to or use of such records or information that would result in substantial harm or inconvenience to any Shareholder and will maintain reasonable procedures to detect and respond to any internal or external security breaches. BNY Mellon will monitor and review its procedures periodically and revise them, as necessary, to ensure they appropriately address any reasonably foreseeable risks.

(q)         BNY Mellon may utilize systems and/or software designed, and databases provided, by certain third parties, and shall not be liable for any loss, damage or expense that occur as a result of the failure of any such systems, software, and/or databases not caused by BNY Mellon's own bad faith, negligence or willful misconduct. In providing the services hereunder, BNY Mellon is authorized to utilize any vendor (including pricing and valuation services, and others that design or provide various systems, software and databases) reasonably believed by BNY Mellon to be reliable. BNY Mellon shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any vendor utilized by BNY Mellon hereunder, provided, that such vendor was selected with reasonable care. No such vendor shall be an agent or delegee of BNY Mellon hereunder.

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(r)         BNY Mellon shall make reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available and, in the event of equipment failures, BNY Mellon shall, at no additional expense to the Fund, take reasonable steps to minimize service interruption. BNY Mellon shall have no liability with respect to the loss of data or service caused by equipment failure, provided such loss or interruption is not caused by BNY Mellon's own bad faith, gross negligence, or willful misconduct, or reckless disregard of its obligations and duties therein.

7.          Portfolio Compliance Services.

(a)         BNY Mellon and the Fund recognize and acknowledge that BNY Mellon's services pursuant to this Agreement are solely limited to performance of the Activities.  Unless specifically provided under this Agreement, nothing contained herein, expressed or implied, is intended or shall be construed to confer upon BNY Mellon any duty to ensure that the Fund, the Investment Advisor or any related entities are acting in compliance with any applicable domestic or international laws or regulations.

(b)         If Schedule I contains a requirement for BNY Mellon to provide the Fund with portfolio compliance services (including any services relating to asset coverage and Sub-Chapter M of the Internal Revenue Code of 1986, as amended), such services shall be provided pursuant to the terms of this Section 7 (the "Portfolio Compliance Services"). The precise portfolio compliance review and testing services to be provided shall be as mutually agreed between BNY Mellon and the Fund, and the results of the BNY Mellon's Portfolio Compliance Services shall be set forth in a compliance summary report (the "Compliance Summary Report") prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review by the Fund's Chief Compliance Officer (the "Fund's CCO") or his or her designee(s). BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

(c)         The Fund will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within thirty (30) days of its receipt of the Report. The Fund agrees to notify BNY Mellon as promptly as practicable if it fails to receive any such Compliance Summary Report, and further acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within thirty (30) days, such Compliance Summary Report shall be deemed to be correct and conclusive in all respects. In addition, if the Fund's CCO or his or her designee(s) learn of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY Mellon of such condition within five (5) business days after discovery thereof.

(d)         While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions.

8.          Rule 38a-1 and Regulatory Administration Services.

(a)         If Schedule I contains a requirement for BNY Mellon to provide the Fund with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the "Regulatory Support Services").

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(b)         Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person.

(c)         All work product produced by BNY Mellon as outlined at Schedule I in connection with its provision of Regulatory Support Services under this Agreement is subject to review by the Fund and by the Fund's legal counsel. The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of the Fund and/or the Fund's CCO, as applicable. BNY Mellon disclaims liability to the Fund, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund's CCO and the adequacy and effectiveness of the Fund's compliance program.

9.          Allocation of Expenses.

(a)         Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Fund, including but not limited to, organizational costs and costs of maintaining the Fund's existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund's employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and servicing fees, charges of custodians, transfer and disbursing agents, expenses (including clerical expenses) incident to the issuance, cancellation, repurchase or redemption of Shares, fees and expenses incident to the registration or qualification of the Shares under the Securities Laws and state and other applicable securities laws of the Fund or its shares or membership interests, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material, if any, to the owners of Shares, all expenses incidental to holding annual or other meetings, if any, and extraordinary expenses as may arise, including litigation affecting the Fund and legal obligations relating thereto.

(b)         BNY Mellon shall be reimbursed for all reasonable out-of-pocket expenses (such as telephone, facsimile, photocopy, overnight courier and messenger charges, postage, etc.) incurred in connection with the performance of any administrative services required, as well as any fees, costs and expenses permitted to be procured for the Fund by BNY Mellon pursuant to this Agreement. BNY Mellon shall supply supporting expense documentation to the Fund if so requested and to the extent such documentation is available.

10.        Standard of Care; Indemnification.

(a)         Except as otherwise provided herein, BNY Mellon shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) of the Fund resulting from, arising out of, or in connection with BNY Mellon's performance hereunder, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon's or any BNY Mellon Affiliate's own bad faith, gross negligence or willful misconduct, or reckless disregard of its obligations and duties under this Agreement. In no event shall BNY Mellon be liable to the Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, resulting from, arising out of, or in connection with its performance hereunder, even if previously informed of the possibility of such damages and regardless of the form of action.

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(b)         Without limiting the generality of the foregoing, BNY Mellon shall not be responsible for any loss, damage or expense suffered by the Fund arising from any one or more of the following:

(i)          Errors in records or Instructions, explanations, information, specifications or documentation of any kind, as the case may be, including any valuations or prices of securities or specification of Net Assets, supplied to BNY Mellon by any third party, except as provided in Section 6 hereof or by, or on behalf of, the Fund;

(ii)         Any failure by BNY Mellon to receive any Instruction (whether oral, written or by email, facsimile or other electronic transmission), record, explanation, information, specifications or documentation, including any failure to actually receive any application or other document from a Shareholder. In this context, any application or other document shall not be deemed actually received by BNY Mellon unless and until the Shareholder has received from BNY Mellon a confirmation of receipt in writing in the form currently in use by BNY Mellon for those types of confirmations;

(iii)        Any improper use by the Fund or its agents, distributors or Investment Advisor of any valuations or computations supplied by BNY Mellon in accordance with its standard of care under this Agreement;

(iv)        The method of valuation of the securities and the method of computing Net Assets, as set forth in the Registration Statement or as directed by the Fund, and if the Registration Statement so indicate, the value of Net Assets per Share;

(v)         Any taxes, penalties or interest imposed upon BNY Mellon with respect to the Fund's withholding, depositing and/or reporting obligations under the IRC and Regulations; or

(vi)        Any losses arising out of any action, omission or conduct of any prior service provider to the Fund or for any failure to discover any action, omission or conduct of any prior service provider of the Fund.

(c)         Notwithstanding any other provision contained in this Agreement, BNY Mellon shall have no duty or obligation with respect to, including any duty or obligation to determine, or advise or notify the Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Fund; (ii) the taxable nature or effect on the Fund or its Shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Fund to their Shareholders; or (iv) the effect under any income tax laws of the Fund making or not making any distribution, dividend payment, or election with respect thereto.

(d)         Actions taken or omitted in reliance on Instructions (whether oral, written or by email, facsimile or other electronic transmission), or upon any information, order, indenture, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon to be genuine or reasonably believed by BNY Mellon to be from an Authorized Person, or upon the opinion of legal counsel for the Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

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(e)         The Fund shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund), and reasonable attorneys' and accountants' fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate hereunder in good faith or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Registration Statement, (iii) any Instructions (whether oral, written or by email, facsimile or other electronic transmission) of a person reasonably believed to be an Authorized Person, or (iv) any opinion of legal counsel for the Fund or BNY Mellon, or arising out of transactions or other activities of the Fund which occurred prior to the commencement of this Agreement; provided, that neither BNY Mellon nor any BNY Mellon Affiliate shall be entitled to indemnification hereunder for costs, expenses, damages, liabilities or claims for which BNY Mellon is liable under preceding 10(a).

(f)          The obligations of the parties under this Section 10 shall survive indefinitely the termination of this Agreement.

11.        Compensation.

For the services provided hereunder, the Fund agrees to pay BNY Mellon such compensation as is mutually agreed to in writing from time to time, and to reimburse BNY Mellon for such reasonable out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. The Fund authorizes BNY Mellon to debit the Fund's custody account for the agreed upon amounts due and payable hereunder. BNY Mellon shall deliver to the Fund invoices for services rendered for the fees and expenses mutually agreed to in writing by BNY Mellon and the Fund after debiting the Fund's custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY Mellon, the Fund's net asset value shall be computed at the times and in the manner specified in the Registration Statement.

12.        Term of Agreement.

(a)         This Agreement shall be for an initial term ending on the first anniversary of the date first above written, and shall continue for successive one year periods thereafter, except that the term of this Agreement may at any time be terminated by either BNY Mellon giving to the Fund, or the Fund giving to BNY Mellon, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice, and the term of this Agreement shall immediately terminate upon dissolution of the Fund. Upon termination, other than a termination by the Fund pursuant to the succeeding Section 12(b), the Fund shall pay to BNY Mellon: (i) if terminated prior to the first anniversary of the date first above written, the total fees which would have been payable through such first anniversary if this Agreement were not terminated, and (ii) if terminated after the first anniversary, such compensation as may be due as of the date of such termination, and, in each case, the Fund shall reimburse BNY Mellon for any disbursements and expenses made or

12

incurred by BNY Mellon and payable or reimbursable hereunder, including fees and compensation for work done or services provided by BNY Mellon after the termination date.

(b)         This Agreement may be terminated by the Fund at any time if BNY Mellon (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 20 days of receipt of written notice served by the Fund specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it. This Agreement may be terminated by BNY Mellon at any time if the Fund (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 20 days of receipt of written notice served by BNY Mellon specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it.

(c)         Upon termination and settlement of all amounts due under this Agreement, including unpaid compensation due pursuant to Section 11 and amounts due pursuant to Section 12(a), BNY Mellon shall, at the expense of the Fund, return to the Fund any Confidential Information provided by the Fund to BNY Mellon pursuant to this Agreement.

13.        Force Majeure.

Neither BNY Mellon nor the Fund shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; acts of war or terrorism; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Fund or BNY Mellon, as the case may be, shall use their best efforts to resume performance as soon as practicable under the circumstances.

14.        Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY Mellon and the Fund.

15.        Assignment; Subcontracting.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund or BNY Mellon without the written consent of the other, which consent shall not be unreasonably withheld, provided that notwithstanding the foregoing, BNY Mellon may assign all or any portion of this Agreement to any BNY Mellon Affiliate that engages in a business related to the subject matter of this Agreement;. notwithstanding the foregoing, to the extent appropriate under rules and regulations of the National Securities Clearing Corporation (the "NSCC"), BNY Mellon may satisfy its obligations with respect to services involving the NSCC through a BNY Mellon Affiliate that is a member of the NSCC by delegation or subcontracting; BNY Mellon may assign or transfer this Agreement to a BNY Mellon Affiliate that engages in a business related to the subject matter of this Agreement, or transfer this Agreement to another party that engages in a business related to the subject matter of this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives the Fund ninety (90) days' prior written notice of such assignment or transfer and such

13

assignment or transfer does not impair the Fund's receipt of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; and BNY Mellon may subcontract with, hire, engage or otherwise outsource to any third party that engages in a business related to the subject matter of this Agreement with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement, but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its responsibilities and liabilities hereunder.

16.        Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the jurisdiction of a court situated in the City and State of New York in connection with any dispute arising hereunder. The parties to this Agreement each hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement. To the extent that in any jurisdiction the parties to this Agreement may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the parties to this Agreement irrevocably agree not to claim, and they hereby waive, such immunity.

17.        Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

18.        No Waiver.

Each and every right granted to BNY Mellon or the Fund hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY Mellon or the Fund to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon or the Fund of any right preclude any other or future exercise thereof or the exercise of any other right.

19.        Non-Exclusiveness.

No provision of this Agreement shall prevent BNY Mellon from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by BNY Mellon in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Fund, shall be and remain the property of BNY Mellon, and BNY Mellon shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

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20.        Administrative Staff.

The Investment Advisor hereby agrees, and agrees to cause its affiliated companies (including the Fund) to agree, to refrain from hiring any employees of BNY Mellon during the term of this Agreement and for a period of one (1) year after the termination date of this Agreement. Should the Investment Advisor, or any of its affiliated companies (including the Fund), hire any such employee during the stated time period, the Investment Advisor hereby agrees to compensate BNY Mellon in an amount equivalent to the hired employee's annual salary to cover the cost of recruiting, hiring, and training a replacement employee.

21.        Notices, Electronic Communications.

(a)         All notices required or permitted under this Agreement in writing shall be validly given or made in writing if (i) personally delivered, (ii) delivered and confirmed by facsimile, (iii) delivered by reputable overnight courier delivery service or (iv) deposited in the mail, first class, postage prepaid, certified or registered, return receipt requested as follows:

if to the Fund, at:

A&Q Masters Fund

c/o UBS Hedge Fund Solutions LLC

600 Washington Boulevard

Stamford, Connecticut 06901

Attention: Dylan Germishuys

if to BNY Mellon, at:

The Bank of New York Mellon

301 Bellevue Parkway

Wilmington, DE 19809

Attention: Legal Department (Alternative Investment Services)

Facsimile: (302) 791-3388

With a copy to:

The Bank of New York Mellon

101 Barclay Street, 20W

New York, N.Y. 10286

Attention: Head of Regulatory Control

Facsimile: (203) 601-4629

or at such other place as may from time to time be designated in writing. Notices sent via mail shall be deemed given on the third business day following the day they are sent, notices sent via overnight carrier shall be deemed given on the business day following the day they are sent, notices delivered personally shall be deemed given on the day of confirmed receipt, and notices transmitted by facsimile transmission shall be deemed given on the date of transmission with confirmation of receipt.

(b)         The Fund authorizes BNY Mellon to (i) accept consents, approvals, waivers, requests, Instructions and other communications BNY Mellon receives from the Fund by email, facsimile or other electronic transmission as if those communications had been given

15

personally in writing and signed by an Authorized Person; (ii) respond to consents, approvals, waivers, requests, Instructions and other communications BNY Mellon receives from the Fund by means of email, facsimile or other electronic transmission; (iii) communicate with, and accept communications from, the Fund, its counsel, accountants, auditors, prime broker and other service providers, the Board and Shareholders by means of email, facsimile or other electronic transmission; and (iv) transmit and receive Confidential Information in connection with its performance hereunder by means of email, facsimile or other electronic transmission. If BNY Mellon or the Fund elects to transmit Instructions through an on-line communication system offered by BNY Mellon, its use thereof shall be subject to the Terms and Conditions attached hereto as Appendix I. BNY Mellon shall not be liable to the Fund or any other person for any loss or damage suffered as a result of the Fund's use of email, facsimile or other electronic transmission to communicate with BNY Mellon, or the use of email, facsimile or other electronic transmission by BNY Mellon to transmit Confidential Information or communicate with the Fund or any other person, including any loss or damage resulting from or arising out of loss of data or malfunction of equipment or communications services in connection with the transmission of such communications. In the event any Instructions are given, whether upon application of BNY Mellon or otherwise, by means of email, facsimile or other electronic transmission, BNY Mellon is authorized to, but is not obligated to, seek clarification of such Instructions by telephone call-back to an Authorized Person, and BNY Mellon may rely upon the clarification of anyone purporting to be such Authorized Person. If BNY Mellon considers that any email, facsimile or other electronic communication may conflict with any other Instructions from, or agreements with, the Fund, it may delay acting on such communication until clarification by telephone call-back to an Authorized Person. Any Instructions received from a Shareholder in the manner set forth in this paragraph shall not be deemed actually received by BNY Mellon unless and until the Shareholder has received from BNY Mellon a confirmation of receipt in writing in the form currently in use by BNY Mellon for those types of confirmations.

22.        No Third Party Beneficiary.

The terms and provisions of this Agreement shall inure to the benefit of the parties and their respective successors and assigns, and is made solely and specifically for their benefit. No other person, including but not limited to Shareholders, shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

23.        Rules of Construction.

All articles or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Except as specifically provided otherwise, alphanumerical references to "Articles," "Sections," "Exhibits" and "Schedules" are to the respective articles and sections of, and exhibits and schedules to, this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. Any reference in this Agreement to schedules and exhibits shall be deemed to be a reference to such schedules and exhibits as amended and in effect from time to time. Whenever the word "including" is used herein, it shall be construed to mean "including without limitation."

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24.        Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

17

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

A&Q MASTERS FUND

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

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APPENDIX I

ELECTRONIC ACCESS

TERMS AND CONDITIONS

These Electronic Access Terms and Conditions (the "Terms and Conditions") set forth the terms and conditions under which The Bank of New York Mellon Corporation and/or its subsidiaries or joint ventures (collectively, "BNY Mellon") will provide the counterparty(ies) and its (their) affiliates ("You" and "Your") with access to and use of BNY Mellon's electronic information delivery site known as "BNY Mellon Connect" and/or other BNY Mellon-designated access portals ("Electronic Access"). Access to and use of Electronic Access by You is contingent upon and is in consideration for Your compliance with the terms and conditions set forth below. Electronic Access includes access to BNY Mellon web sites accessible via BNY Mellon Connect and/or other BNY Mellon-designated access portals ("Sites"), pursuant to which You are able to access products and services provided by BNY Mellon as well as data regarding Your accounts.

Any particular product or service accessed by You through Electronic Access may be subject to a separate written agreement between You and BNY Mellon with respect to such products and services (each a "Services Agreement"). In addition, terms and conditions and restrictions with respect to any particular product or service accessed through Electronic Access (such as privacy and internet security matters), together with any disclaimers related to the specific products or services, may be set forth on the Sites (hereinafter referred to as "Terms of Use") and are applicable to such products and services. By Your signature below, You agree to the Terms and Conditions. By any of Your Users accessing the Sites, and the products and services available through Electronic Access, You agree to any Terms of Use and acknowledge and accept any disclaimers and disclosures included on the Sites and the restrictions concerning the use of proprietary data provided by Information Providers (as defined below) that are posted on the Data Terms Web Site (as defined below). For the avoidance of doubt, the execution of these Terms and Conditions will not alter or amend or otherwise affect any Services Agreement whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

1.	Access Administration:
a.	To facilitate access to Electronic Access, You will furnish BNY Mellon with a written list of the names, and the extent of authority or level of access, of persons You are authorizing to access the Sites, products and services and to use the Electronic Access ("Authorized Users") on a read-only basis. In addition, You may also designate Authorized Users who will have authority to enter transactions and provide instructions to BNY Mellon that cause a change in or have an impact on assets held by BNY Mellon for Your accounts ("Authorized Transactional Users"). Where appropriate, Authorized Users and Authorized Transactional Users are collectively referred to herein as "Users." If You wish to allow any third party (such as an investment manager, consultant or third party service provider) or any employee of a third party to have access to Your account information through Electronic Access and be included as a "User" under these Terms and Conditions, You may designate a third party or employee of a third party as an Authorized User or Authorized Transactional User under these Terms and Conditions and any such third party or employee of a third party so designated by You (and, if a third party is so designated, any employee of such third party designated by such third party) will be included within the definition of Authorized User, Authorized Transactional User, and User as appropriate.

b.	Upon BNY Mellon's approval of Users (which approval will not be unreasonably withheld), BNY Mellon will send You a user-id, temporary password and, where applicable, a security identification device for each User. You will be responsible for providing to Users the user-ids, temporary passwords and, where applicable, secure identification devices. You will ensure that any User receiving a secure identification device returns such device immediately following the termination of the User's authorization to access the products and services for which the secure identification device was provided to such User. You are solely responsible for Users' access to Electronic Access, and You and Users are solely responsible for the confidentiality of the user-ids and passwords and secure identification devices that are provided to them and will remain responsible for each secure identification device until it is returned to BNY Mellon. You, on behalf of You and Your affiliates, acknowledge and agree that, BNY Mellon will have no duty or obligation to verify or confirm the actual identity of the person who accessed Electronic Access using a validly issued user-id and password (and, where applicable, security identification device) or that the person who accessed Electronic Access using such validly issued user-id and password (and, where applicable, security identification device) is, in fact, a User (whether an Authorized User or an Authorized Transactional User).

c.	You shall not, and shall not permit any User or third party to, breach or attempt to breach any security measures used in connection with Electronic Access or Proprietary Software. Any attempt to circumvent or penetrate any application, network or other security measures used by BNY Mellon or its suppliers in connection with Electronic Access is strictly prohibited.

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d.	You are also solely responsible for ensuring that all Users comply with these Terms and Conditions and any Terms of Use included on the Sites, the Service Agreement for each product or services accessed through the Sites and their associated services and all applicable terms and conditions, restrictions on the use of such products and services and data obtained through the use of Electronic Access. BNY Mellon reserves the right to prohibit access or revoke the access of any User to Electronic Access whom BNY Mellon determines has violated or breached these terms and conditions or any Terms of Use on a Site accessed by the User, including the Data Terms Web Site (as defined below), or whose conduct BNY Mellon reasonably determines may constitute a criminal offense, violate any applicable local, state, national, or international law or constitute a security risk for BNY Mellon, a BNY Mellon's third party supplier ("BNY Mellon's Supplier"), BNY Mellon's clients or any Users of Electronic Access. BNY Mellon may also terminate access to all Users following termination of all Services Agreements between You and BNY Mellon.

2.	Proprietary Software: Depending upon the products and services You elect to access through Electronic Access, You may be provided software owned by BNY Mellon or licensed to BNY Mellon by a BNY Mellon Supplier ("Proprietary Software"). You are granted a limited, non-exclusive, non-transferable license to install the Proprietary Software on Your authorized computer system (including mobile devices registered with BNY Mellon) and to use the Proprietary Software solely for Your own internal purposes in connection with Electronic Access and solely for the purposes for which it is provided to You. You and Your Users may make copies of the Proprietary Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of the Proprietary Software are reproduced in or on such backup copies. You shall not reverse engineer, disassemble, decompile or attempt to determine the source code for, any Proprietary Software. Any attempt to circumvent or penetrate security of Electronic Access is strictly prohibited.

3.	Use of Data:
a.	Electronic Access may include information and data that is proprietary to the providers of such information or data ("Information Providers") or may be used to access Sites that include such information or data from Information Providers. This information and data may be subject to restrictions and requirements which are imposed on BNY Mellon by the Information Providers and which are posted on http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor web site of which You are provided notice from time to time (the "Data Terms Web Site"). You will be solely responsible for ensuring that Users comply with the restrictions and requirements concerning the use of proprietary data that are posted on the Data Terms Web Site.

b.	You consent to BNY Mellon, its affiliates and BNY Mellon's Suppliers disclosing to each other and using data received from You and Users and, where applicable, Your third parties in connection with these Terms and Conditions (including, without limitation, client data and personal data of Users) (1) to the extent necessary for the provision of Electronic Access; (2) in order for BNY Mellon and its affiliates to meet any of their obligations under these Terms and Conditions to provide Electronic Access; or (3) to the extent necessary for Users to access Electronic Access.

c.	In addition, You permit BNY Mellon to aggregate data concerning Your accounts with other data collected and/or calculated by BNY Mellon. BNY Mellon will own such aggregated data, but will not distribute the aggregated data in a format that identifies You or Your data.

4.	Ownership and Rights:
a.	Electronic Access, including any database, any software (including for the avoidance of doubt, Proprietary Software) and any proprietary data, processes, scripts, information, training materials, manuals or documentation made available as part of the Electronic Access (collectively, the "Information"), are the exclusive and confidential property of BNY Mellon and/or BNY Mellon's suppliers. You may not use or disclose the Information except as expressly authorized by these Terms and Conditions. You will, and will cause Users and Your third parties and their users, to keep the Information confidential by using the same care and discretion that You use with respect to Your own confidential information, but in no event less than reasonable care.

b.	The provisions of this paragraph will not affect the copyright status of any of the Information which may be copyrighted and will apply to all Information whether or not copyrighted.

c.	Nothing in these Terms and Conditions will be construed as giving You or Users any license or right to use the trade marks, logos and/or service marks of BNY Mellon, its affiliates, its Information Providers or BNY Mellon's Suppliers.

d.	Any Intellectual Property Rights and any other rights or title not expressly granted to You or Users under these Terms and Conditions are reserved to BNY Mellon, its Information Providers and BNY Mellon's Suppliers. "Intellectual Property Rights" includes all copyright, patents, trademarks and service marks, rights in designs, moral rights, rights in computer software, rights in databases and other protectable lists of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names (including all extensions, revivals and renewals, where relevant) in each case whether registered or unregistered and applications for any of them and the

20

goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

5.	Reliance:
a.	BNY Mellon will be entitled to rely on, and will be fully protected in acting upon, any actions or instructions associated with a user-id or a secure identification device issued to a User until such time BNY Mellon receives actual notice in writing from You of the change in status of the User and receipt of the secure identification device issued to such User. You acknowledge that all commands, directions and instructions, including commands, directions and instructions for transactions issued by a User are issued at Your sole risk. You agree to accept full and sole responsibility for all such commands, directions and instructions and that BNY Mellon, will have no liability for, and you hereby release BNY Mellon from, any losses, liabilities, damages, costs, expenses, claims, causes of action or judgments (including attorneys' fees and expenses) (collectively "Losses") incurred or sustained by you or any other party in connection with or as a result of BNY Mellon's good faith reliance upon or compliance with such commands, directions and instructions.

b.	All commands, directions and instructions involving a transaction entered by Authorized Transactional User will be treated as an authorized instruction under the applicable Services Agreement(s) between You and BNY Mellon covering accounts, products and services and products provided by BNY Mellon with respect to which Electronic Access is being used whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

6.	Disclaimers:
a.	Although BNY Mellon uses reasonable efforts to provide accurate and up-to-date information through Electronic Access, BNY Mellon, its Content Providers and Information Providers make no warranties or representations under these Terms and Conditions as to accuracy, reliability or comprehensiveness of the content, information or data accessed through Electronic Access. Without limiting the foregoing, some of the content on Electronic Access may be provided by sources unaffiliated with BNY Mellon ("Content Providers") and by Information Providers. For that content BNY Mellon is a distributor and not a publisher of such content and has no control over it. Information provided by Information Providers has not been independently verified by BNY Mellon and BNY Mellon makes no representation as to the accuracy or completeness of the content or information provided. Any opinions, advice, statements, services, offers or other information given or provided by Content Providers and Information Providers (including merchants and licensors) are those of the respective authors of such content and not that of BNY Mellon. BNY Mellon will not be liable to You or Users for such content or information in any way nor for any action taken in reliance on such information nor for direct or indirect damages resulting from the use of such information. For purposes of these Terms and Conditions, all information and data, including all proprietary information and materials and all client data, provided to You through Electronic Access are provided on an "AS-IS", "AS AVAILABLE" basis.

b.	BNY Mellon makes no guarantee and does not warrant that Electronic Access or the information and data provided through the Electronic Access are or will be virus-free or will be free of viruses, worms, Trojan horses or other code with contaminating or destructive properties. BNY Mellon will employ commercially reasonable anti-virus software to its systems to protect its systems against viruses.

c.	Some Sites accessed through the use of Electronic Access may include links to websites provided by parties that are not affiliated with BNY Mellon ("Third Party Websites"). BNY Mellon will not be liable to any person for the content found on such Third Party Websites. BNY Mellon will not be responsible for Third Party Websites that collect information from parties who visit their web sites through links on the Sites. BNY Mellon will not be liable or responsible for any loss suffered by any person as a result of their use of any Third Party Websites that are linked to the BNY Mellon Sites.

d.	BNY Mellon retains complete discretion and authority to add, delete or revise in whole or in part Electronic Access, including its Sites, and to modify from time to time any Proprietary Software provided in conjunction with the use of Electronic Access and/or any of the Sites. To the extent reasonably possible, BNY Mellon will provide notice of such modifications. BNY Mellon may terminate, immediately and without advance notice, and without right of cure, any portion or component of Electronic Access or the Sites.

e.	TO THE FULLEST EXTENT PERMITTED BY LAW, THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NO WARRANTY OF QUALITY AND NO WARRANTY OF TITLE OR NONINFRINGEMENT. THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING ELECTRONIC ACCESS, THE SITES, ANY PROPRIETARY SOFTWARE, INFORMATION, MATERIALS OR CLIENT DATA.

21

f.	Notwithstanding the prior paragraph, The Bank of New York Mellon or an Affiliate designated by it will defend You and pay any amounts agreed to by BNY Mellon in a settlement and damages finally awarded by a court of competent jurisdiction, in an action or proceeding commenced against You based on a claim that Electronic Access or the Proprietary Software infringe plaintiff(s)'s patent, copyright, or trade secret, provided that You (i) notify BNY Mellon promptly of any such action or claim (except that the failure to so notify BNY Mellon will not limit BNY Mellon's obligations hereunder except to the extent that such failure prejudices BNY Mellon); (ii) grant BNY Mellon or its designated Affiliate full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provide BNY Mellon or its designated Affiliate all assistance reasonably necessary to so defend, compromise or settle. The foregoing obligations will not apply, however, to any claim or action arising from (i) use of the Proprietary Software Information or Electronic Access in a manner not authorized under these Terms and Conditions, the Terms of Use, or the Data Terms Web Site; or (ii) use of the Proprietary Software or Electronic Access in combination with other software or services not supplied by BNY Mellon.

7.	Limitation of Liability:
a.	IN NO EVENT WILL BNY MELLON, BNY MELLON'S SUPPLIERS OR ITS CONTENT PROVIDERS OR INFORMATION PROVIDERS BE LIABLE TO YOU OR ANYONE ELSE UNDER THESE TERMS AND CONDITIONS FOR ANY LOSSES, LIABILITIES, DAMAGES, COSTS OR EXPENSES INCLUDING BUT NOT LIMITED TO, ANY DIRECT DAMAGES, CONSEQUENTIAL DAMAGES, RELIANCE DAMAGES, EXEMPLARY DAMAGES, INCIDENTAL DAMAGES, SPECIAL DAMAGES, PUNITIVE DAMAGES, INDIRECT DAMAGES OR DAMAGES FOR LOSS OF PROFITS, GOOD WILL, BUSINESS INTERRUPTION, USE, DATA, EQUIPMENT OR OTHER INTANGIBLE LOSSES (EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) THAT RESULT FROM (1) THE USE OF OR INABILITY TO USE ELECTRONIC ACCESS (2) THE CONSEQUENCES OF ANY DECISION MADE OR ACTION OR NON-ACTION TAKEN BY YOU OR ANY OTHER PERSON, OR FOR ANY ERRORS BY YOU IN COMMUNICATING SUCH INFORMATION; (3) THE COST OF SUBSTITUTE ACCESS SERVICES; OR (4) ANY OTHER MATTER RELATING TO THE CONTENT OR ACCESS THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR LOSS, DAMAGE OR INJURY TO PERSONS OR PROPERTY ARISING FROM ANY USE OF ANY PRODUCT, INFORMATION, PROCEDURE, OR SERVICE OBTAINED THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR ANY LOSS, DAMAGE OR INJURY RESULTING FROM VOLUNTARY SHUTDOWN OF THE SERVER, ELECTRONIC ACCESS OR ANY OF THE SITES TO ADDRESS TECHNICAL PROBLEMS, COMPUTER VIRUSES, DENIAL-OF-SERVICE MESSAGES OR OTHER SIMILAR PROBLEMS.

b.	BNY MELLON'S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY UNDER THESE TERMS AND CONDITIONS FOR ANY DISPUTE OR CLAIM RELATED TO THESE TERMS OF USE, ELECTRONIC ACCESS OR SITES, IS AS FOLLOWS: IF YOU REPORT A MATERIAL MALFUNCTION IN ELECTRONIC ACCESS THAT BNY MELLON IS ABLE TO REPRODUCE, BNY MELLON WILL USE REASONABLE EFFORTS TO CORRECT THE MALFUNCTION. IF BNY MELLON IS UNABLE TO CORRECT THE MALFUNCTION, YOU MAY CEASE ALL USE OF ELECTRONIC ACCESS AND RECEIVE A REFUND OF ANY FEES PAID IN ADVANCE, SPECIFICALLY FOR ELECTRONIC ACCESS, APPLICABLE TO PERIODS AFTER CESSATION OF SUCH USE. BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR DAMAGES, IN SUCH JURISDICTIONS LIABILITY IS LIMITED TO THE FULLEST EXTENT PERMITTED BY LAW.

c.	The limitation of liability set forth in this Limitation of Liability section and in other provisions in these Terms and Conditions is in addition to any limitation of liability provisions contained in any Services Agreements and will not supersede or be superseded by limitation of liability provisions contained in such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements containing a reference to these Terms and Conditions.

8.	Indemnification:
a.	You agree to indemnify, protect and hold BNY Mellon, BNY Mellon's Suppliers, Content Providers and Information Providers harmless from and against all liability, claims damages, costs and expenses, including reasonable attorneys' fees and expenses, resulting from a claim that arises out of (i) any breach by You or Users of these Terms and Conditions, the Terms of Use or the Data Terms Web Site and (ii) any person obtaining access to Electronic Access through You or Users or through use of any password, user-id or secure identification device issued to a User, whether or not You or a User authorized such access. For the avoidance of doubt, and by way of illustration and not by way of limitation, the forgoing indemnity is applicable to disputes between the parties, including the enforcement of these Terms and Conditions. The rights and remedies conferred hereunder will be cumulative and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of additional rights or remedies or the subsequent exercise of such right or remedy.

22

b.	The indemnity provided in herein is in addition to any indemnity and other remedies contained in any Services Agreements and will not supersede or be superseded by such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements and expressly stating an intent to modify this Terms and Conditions. Nothing contained herein will, or be deemed to, alter or modify the rights and remedies of BNY Mellon as set forth in the Services Agreements.

9.	Choice of Law and Forum: Unless otherwise agreed and specified herein, these Terms and Conditions are governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law; You expressly and irrevocably agree that exclusive jurisdiction and venue for any claim or dispute with bny mellon, its employees, contractors, officers or directors or relating in any way to Your use of Electronic Access resides in the state or federal courts in New York City, New York; and You further irrevocably agree and expressly and irrevocably consent to the exercise of personal jurisdiction in those courts over any action brought with respect to these Terms and Conditions. BNY Mellon and You hereby waive the right of trial by jury in any action arising out of or related to the BNY Mellon or these Terms and Conditions.

10.	Term and Termination:
a.	Either BNY Mellon or You may terminate these Terms and Conditions and the Electronic Access upon ninety (90) days' written notice to the other party.

b.	In the event of any breach of the provisions of these Terms and Conditions or a breach by any Authorized User of the Terms of Use or the restrictions and requirements concerning the use of Information Providers' proprietary data that are posted on the Data Terms Web Site, the non-breaching party may terminate these Terms and Conditions and the Electronic Access immediately upon written notice to the breaching party if any breach remains uncured after twenty (20) days' written notice of the breach is sent to the breaching party.

c.	BNY Mellon may immediately terminate access through an Authorized User's user-id and password and may, at its discretion, also terminate access by an Authorized User, without right of cure, in the event of an unauthorized use of an Authorized User's user-id or password, or where BNY Mellon believes there is a security risk created by such access.

d.	BNY Mellon may terminate, without advance notice, Your access or the access of Users to any portion or component of Electronic Access or the Sites in the event a BNY Mellon Supplier, Content Provider or Information Provider prohibits BNY Mellon from permitting You or Users to have access to their information or services.

e.	Promptly upon receiving or giving notice of termination, You will notify all Users of the effective date of the termination.

f.	Upon termination of Your access to Electronic Access, You shall return of manuals, documentation, workflow descriptions and the like that are in Your possession or under Your control and all security identification devices.

g.	The Reliance, Disclaimers, Limitation of Liability Indemnification and confidentiality provisions of the Terms and Conditions (and other provision of these Terms and Conditions containing disclaimers, limitation of liability and indemnification) shall survive the termination of these Terms and Conditions.

You represent and warrant to BNY Mellon that these Terms and Conditions and the indemnity contained herein have been duly authorized, executed and delivered on Your behalf, that You have full authority to execute these Terms and Conditions, both for the undersigned entities and for any affiliate with Electronic Access, and that the individual executing these Terms and Conditions has the requisite authority to bind the undersigned entities and each such affiliate to these Terms and Conditions, and that these Terms and Conditions constitute Your binding obligation enforceable in accordance with its terms.

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EXHIBIT A

The following persons, whether or not an officer or employee of the Fund, are hereby designated Authorized Persons under the Administrative Services Agreement dated as of __________, 2018, between the Fund and BNY Mellon Investment Servicing (US) Inc. ("BNY Mellon").

Name	Company	Signature	Phone No.
__________	__________	__________	__________
__________	__________	__________	__________
__________	__________	__________	__________
__________	__________	__________	__________
__________	__________	__________	__________
__________	__________	__________	__________

SCHEDULE I

SERVICES

All services provided in this Schedule of Services are subject to the cooperation, review and approval of the appropriate Fund officers, Fund counsel and accountants of the Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as "BNY Mellon".

Accounting Services.

(i)	Provide drafts of the Fund's financial statements in accordance with generally accepted accounting principles for review and approval by the Fund and is auditors;

(ii)	Coordinate audits by independent accountants;

(iii)	Compute the Fund's net asset value ("NAV") monthly, or otherwise, to the extent required by applicable law, and provide all schedules supporting the NAV computation to the Fund;

(iv)	Journalize investment, capital and income and expense activities;

(v)	Reconcile investment buy/sell trade tickets when received from the Investment Advisor in accordance with BNY Mellon's written procedures;

(vi)	Maintain individual ledgers for investment securities;

(vii)	Maintain historical tax lots for each security (01/18 going forward);

(viii)	Record and reconcile corporate action activity and all other capital changes with the Investment Advisor;

(ix)	Reconcile cash and investment balances of the Fund with the custodian, and provide the Investment Advisor with the beginning cash balance available for investment purposes;

(x)	Calculate contractual expenses (e.g. advisory and custody fees) in accordance with the Registration Statement;

(xi)	Calculate dividend distribution per share information;

(xii)	Maintain expense budget for the Fund and notify an officer of the Fund of any proposed adjustments;

(xiii)	Calculate capital gains and losses;

(xiv)	Determine net income;

(xv)	Calculate applicable foreign exchange gains and losses on payables and receivables, if any;

(xvi)	Obtain monthly security market quotes from independent pricing services approved by the Investment Advisor, or if such quotes are unavailable, then obtain such prices from the Investment Advisor, and in either case calculate the market value and the appreciation/depreciation on the Fund's investments. For clarification, BNY Mellon will price the Fund's portfolio using independent vendor supplied pricing, and utilizing broker or fair value pricing as communicated by the Investment Advisor's valuation committee. BNY Mellon shall not be under a duty to independently price or value any of the Fund's investments itself or to confirm or validate any information or valuation provided by the Investment Advisor or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xvii)	Transmit or otherwise send a copy of the portfolio valuation to the Investment Advisor;

(xviii)	Compute net asset values monthly;

(xix)	Calculate the Incentive Allocation, if any, in accordance with the Registration Statement;

(xx)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity in accordance with applicable regulations;

(xxi)	Provide financial information in order to assist in the preparation of registration statements;

(xxii)	Calculate the tax provision and draft tax-related footnote disclosures for review in connection with the preparation of the annual report;

(xxiii)	Prepare excise tax distribution requirements and, upon tax advisor review, inform Fund of distribution;

(xxiv)	Prepare Form 8613;

(xxv)	Assist with year-end shareholder tax reporting (Forms 1099-DIV); and

(xxvi)	Perform such other accounting services upon terms and conditions and for such fees as the parties may mutually agree to in writing.

Administration Services.

(i)	Prepare monthly security transaction listings;

(ii)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(iii)	Provide to the extent contained in accounting records materials required for board reporting as may be requested from time to time;

(iv)	Transmit or otherwise send, to the extent practicable and feasible, requested detailed information related to the Fund's shareholders, including admission details, income, capital gains and losses, and performance detail;

(v)	Provide the Sub-Chapter M services set forth in Exhibit B hereto;

(vi)	Provide such portfolio valuation information as reasonably required by the Fund so that an analysis of the Fund's passive foreign income exposure (PFIC) can be performed by the Fund, its auditor, tax preparer or other Fund designee; and

(vii)	Perform such other administrative services upon terms and conditions and for such fees as the parties may mutually agree to in writing.

Regulatory Administration Services.

(i)	Draft and coordinate the filing of (or file) with the Securities and Exchange Commission ("SEC") Forms N-SAR, N-CSR, N-Q and N-PX (and their successor or replacement forms) (in the format requested by BNY Mellon);

(ii)	Prepare and coordinate the services of the Fund's printer for the printing of and filing with the SEC via EDGAR the Fund's annual and semi-annual shareholder reports;

(iii)	38a-1 Compliance Support Services

Provide compliance policies and procedures related to certain services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification letters.

Investor Services.

(i)	Maintain the register of shareholders of the Fund and enter on such register all issues, transfers and repurchases of interests in the Fund;

(ii)	Arrange for the calculation of the issue and repurchase prices of interests in the Fund in accordance with the Declaration of Trust and the Registration Statement;

(iii)	Maintain such investor records as required to support reporting on an individual investor basis (including "DRIP" accounting and reporting);

(iv)	Calculate each shareholder's dividend amount ("Dividend") and, pursuant to Instructions from the Fund, if the shareholder has opted out and elects not to reinvest his or her Dividend, wire such Dividend (along with an electronic file) to the account(s) designated by the Fund for distribution to such shareholder (it being understood that the Fund is responsible for providing BNY Mellon with Instructions regarding each shareholder's cash dividend or dividend reinvestment election, as well as any updates to such elections);

(v)	Coordinate the mailing of Registration Statement (as provided by the Fund) to prospective investors on behalf of the Fund; provided, however, that BNY Mellon's mailing of such materials is not intended, nor shall be deemed to constitute, an offering, distribution, placement, solicitation or recommendation by BNY Mellon concerning the purchase or sale of, or any investment advice with respect to, interests in the Fund or any other security;

(vi)	Mail quarterly reports of the Investment Advisor and Semi-Annual Financial Statements to investors as well as any other necessary correspondence; issue 1099s to investors on an annual basis and provide such supporting documentation as reasonably required by the Fund; and BNY Mellon shall charge the Fund both (a) the actual costs charged to BNY Mellon by any external vendors engaged by BNY Mellon and (b) the actual costs internally by BNY Mellon for any materials used to print and issue such reports, Statements, correspondence and 1099s;

(vii)	Mail tender offers to shareholders for purposes of executing repurchases; and

(viii)	Perform such other investor services upon terms and conditions and for such fees as the parties may mutually agree to in writing.

EXHIBIT B

Sub-Chapter M Services. Subject to the terms and conditions of the Agreement, BNY Mellon will provide the following Sub-Chapter M Services with respect to the Fund:

•	Monthly asset diversification tests (50% and 25% tests) under IRC Section 851(b)(3); and
•	Monthly gross income "proxy" analysis. This proxy analysis is not the gross income test under Section 851(b)(2) but leverages the results of the monthly asset diversification tests in order to determine how much of the Fund's gross assets are likely to generate qualifying income (for purposes of Section 851(b)(2)).

Because the Fund's investments are comprised of underlying investment funds, the foregoing tests will be based primarily or solely on the security position data ("Position Data") derived from each of the underlying investment funds in which the Fund is invested (each, an "Underlying Fund"). BNY Mellon will therefore need to enter into suitable arrangements with each Underlying Fund to obtain such Underlying Fund's Position Data. Due to the highly confidential nature of each Underlying Fund's Position Data and other factors, the parties anticipate that most if not all of the Underlying Funds will require that BNY Mellon agree not to disclose such information to third parties, including, in particular, the Fund (each, a "Non-Disclosure Agreement").

The Fund will assist BNY Mellon in its effort to enter into a customary and appropriate Non-Disclosure Agreement with each of the Underlying Funds; however, BNY Mellon shall not be obligated to enter into any specific Non-Disclosure Agreement with an Underlying Fund except upon such terms reasonably acceptable to BNY Mellon, including appropriate provisions regarding limitations of liability, indemnification and any such other appropriate terms and conditions, consistent with the parties' regulatory requirements and applicable laws and regulations.

Once the parties have negotiated a suitable Non-Disclosure Agreement with each Underlying Fund, on a monthly basis each Underlying Fund will provide its Portfolio Data to BNY Mellon as of the then-previous month's end in a format mutually agreed to by the parties. BNY Mellon will aggregate the Portfolio Data from each Underlying Fund ("Aggregated Position Data"), perform the quarterly Sub-Chapter M calculations based on such Aggregated Position Data and provide a report of the results of such testing to the Fund and its auditors.

Nothing herein shall serve to prohibit or otherwise limit the ability of BNY Mellon or its affiliates to enter into an administration or other servicing relationship with any Underlying Fund. BNY Mellon shall be under no duty or obligation to take any action with respect to Portfolio Data other than as expressly provided for herein. For the avoidance of doubt, BNY Mellon shall not be liable or responsible for the accuracy of any Portfolio Data, and BNY Mellon shall be under no duty hereunder to validate, verify or confirm such Portfolio Data. BNY Mellon shall not be liable or responsible for the failure or refusal of any Underlying Fund to provide the Portfolio Data to BNY Mellon on a timely basis. The Fund acknowledges, consents and agrees that BNY Mellon is entitled to and must maintain the confidentiality of Portfolio Data and not disclose such Portfolio Data to the Fund (even if such Portfolio Data is material or adverse to the Fund's interests), and the Fund hereby waives any claims or liabilities arising from BNY Mellon's possession of such material or adverse Portfolio Data. Except as limited herein, the provision of Sub-Chapter M Services by BNY Mellon shall otherwise be subject to the terms and conditions of the Agreement (including, without limitation, the standard of care and limitations of liability provisions herein). For the avoidance of doubt, BNY Mellon may, in its sole discretion, engage sub-contractors to perform any of the obligations contained herein provided that BNY Mellon shall remain responsible for the acts or omissions of any such sub-contractors.

Upon the request of the Fund, BNY Mellon will contact an Underlying Fund which holds non-qualifying assets or assets which are not expected to generate qualifying income for consent or permission for BNY Mellon (under the terms of the applicable Non-Disclosure Agreement) to disclose to the Fund the fact that such Underlying Fund holds such assets, but under no circumstances shall BNY Mellon have any liability or further responsibility (including, without limitation, any disclosure obligation) in the event that an Underlying Fund fails to consent or otherwise permit such disclosure.